UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

TBS INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation)	000-51368 (Commission File Number)	98-0225954 (IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On June 30, 2005, TBS International Limited entered into a $25.0 million credit facility with the Bank of America, N.A. and drew down $7.8 million under the facility. The credit facility is collateralized by a Ship Mortgage Note on the Chesapeake Belle. Advances drawn down under the credit facility will be used for working capital and to fund the purchase of additional vessels.

Principal payments under the credit facility will be due in twenty quarterly installments, with 50% loan amortization over the first eight quarters, 40% loan amortization over the next eight quarters and 10% amortization over the remaining four quarters. The first payment due will be for the third quarter of 2005, and TBS will have the option of paying interest at Adjusted LIBOR, as defined in the agreement, plus 2.75% or Base Rate, as defined in the agreement, plus 1.25%.

The credit agreement contains operating covenants and financial conditions that restrict the company's ability to:

•	create liens on the collateral;

•	consolidate or merge with or into any other entity;

•	sell, convey, transfer, exchange, lease or otherwise relinquish possession or dispose of any collateral;

•	change the nature and place of the business;

•	declare or pay any dividend or make any other distribution of its assets or profits to any shareholder;

•	make loans, advances, as defined, or certain investment, and

•	enter into operating lease commitments whose net present value exceed $35.0 million.

The covenants to the credit agreement also require that the company maintain the following specified financial ratios:

•	a fixed charge coverage ratio of not less than 2.00 to 1.00;

•	total funded debt to two times EBITDA for the six-month period ending prior to the quarter of not more than 1.75 to 1.00;

•	Tangible Net Worth, as defined in the agreement, of not less than 85% of Tangible Net Worth at March 31, 2005 plus 75% of cumulative quarterly net income and 75% of proceeds of any equity securities issued by TBS on or after the date of the agreement; and

•	cash balance at the end of each calendar month equal to $18.0 million through December 31, 2005, $20.0 million through December 31, 2006 and $25.0 million thereafter.

The credit agreement contains standard covenants requiring TBS and its subsidiaries, among other things, to maintain the vessels, comply with all applicable laws, keep proper books and records, preserve the corporate existence, maintain insurance and pay taxes in a timely manner. Further, the outstanding loan amount cannot exceed 65% of the fair market value of the vessels subject to the mortgage.

Events of default under the credit agreement include, among other things:

•	any failure to pay principal there under when due, or to pay interest or fees on the due date;

•	material misrepresentations;

•	default under other credit agreements;

•	default in performance of any covenants,

•	any event of insolvency or bankruptcy;

•	any failure of a collateral document, after delivery thereof, to create a valid mortgage or first-priority lien; and

•	any change of control.

Item 8.01.    Other Events.

On July 5, 2005, TBS International Limited issued a press release announcing that the company has expanded its fleet of vessels by taking delivery of a multipurpose tweendecker and reaching an agreement to purchase a bulk carrier. TBS also announced that it had entered into a new credit facility. (See Item 1.01 above.) The press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press Release, dated July 5, 2005, of TBS International Limited regarding acquisition of vessels and new credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2005	TBS INTERNATIONAL LIMITED
	By:	/s/ Joseph E. Royce
Joseph E. Royce President and Chief Executive Officer